Exhibit 99.1
George Jensen
February 2008
Shareholders’ Meeting
_________________

Good morning ladies and gentlemen.

It is a pleasure to welcome you to our annual shareholders’ meeting.

We have an exciting program planned.

But before we get started, we first need to take care of some official business.

(OFFICAL BUSINESS)

Thank you again for coming to our annual meeting.

I am delighted to see so many familiar faces among our guests, as well as new faces.

I stand before you today as chairman of a company beginning to show dramatic growth in revenue, and expanding margins.

We enjoyed back-to-back record quarters so far in this fiscal year, and expect it to continue.

For current fiscal second quarter ending December 31, revenue was a record $3,459,403, up 72% from the similar quarter last fiscal year.

Gross profit was a record $1,042,910, up 267% from the similar quarter last fiscal year.

And margins expanded to 30% from 15%.

Recurring license and transaction fees rose to a record $ 828,342 , up 132% from the similar quarter last fiscal year.

During the quarter we processed a record 2.4 million transactions representing $7.7 million dollars for our customers.

And this quarter we took measures to reduce expenses that we expect will save approximately $ 2.4 million dollars annually.

Our installed base rose to 25,000 cashless terminals
•	18,500 ePorts
•	1,000 Business Express terminals.
•	5,500 eSuds terminals.

Major bottlers and vending companies such as, Coca Cola Enterprises, Cadbury Schweppes and Canteen are key customers.

In addition, we have the good fortune of having three major card companies as customers. Starting with MasterCard who did an historic rollout with us purchasing 17,500 ePort terminals. And now, we are also doing business with Visa and Discover on very similar pricing terms.

Customer surveys show that card purchases on average are 30% higher than cash purchases.

Cashless payments are helping vending operators and bottlers provide …
•	Greater ease and convenience to customers.
•	A higher level of service.
•	And, improved revenue and profitability.

A significant contributor to customer enthusiasm was the Federal Reserve Board's decision last July to eliminate the need to provide receipts for debit card transactions under $15.

This was a huge decision for us, and for our customers.

It removed a major inhibitor for large-scale adoption of cashless acceptance in the vending, kiosk, laundry and other small ticket self-serve markets that we are targeting.

When the “Fed” eliminated the restriction, we said it would be a powerful incentive to encourage global players to enter these cashless vending and self-serve markets.

Now, six months later, we have already had two record revenue quarters.

We are also seeing more wireless companies entering the payments market, offering opportunity for consumers to make purchases from vending machines, and other points of sale, with cellular phones, using NFC technology.

So, in addition to sales wins with major customers, leading to a succession of record revenues we are benefiting from important regulatory decisions.

USA Technologies is a company rapidly entering the momentum stage of its development leading to what we expect will be periods of continued growth.

We are also a company that has been able to attract significant new investors.

Just last October, William Blair & Co acted as agent in a private placement of 2.2 million shares of USAT common stock to institutional investors.

The price was $7 per share, resulting in gross proceeds of $15 million for the company.

Earlier this month, Merriman Curhan & Ford initiated research coverage with a Buy recommendation.

Merriman Curhan & Ford believes we are uniquely positioned for the wireless machine-to-machine market.

We believe they are right.

USA Technologies now has more than 25,000 machines connected in the US, utilizing our ePort cashless technology.

According to a Nilson research report, we are 90% of such activity in US vending machines.

There is more exciting news …

Nilson is forecasting some four million US vending machines will accept credit cards in the next several years. If we could get on just 500,000 vending machines with our current business model, the annual recurring revenue alone would be approximately $100 million dollars.

Keep in mind, there is a potential of eight million vending machines in the US and a world market of thirty million vending machines.

So, you can see we are in the early stages of what we believe will be a huge market for us.

There have been so many positive developments since our last meeting.

Beginning with exciting new products, and new customers and partners helping to accelerate our revenue growth.

We are trading on the NASDAQ.

We are 40% institutionally owned by a handful of America’s most prestigious institutions.

Our balance sheet is very strong, and we had $39 million in positive shareholder equity as of December 31, 2007.

Customers are comforted by our healthy financial position.

And, it is helping drive up sales.

Our new products are generating considerably more interest:
•	The multi-functional e-Port Generation Six is unequalled
o	It is the only cashless product in the market for vending machines that accepts all cards
o	From traditional magnetic stripe and contactless

o	To NFC that allows consumers to make purchases from vending machines using their cellular phones.

•	Also unequalled is our new e-Port Connect service:
o	ePort Connect offers the first complete portfolio of high-speed turnkey services for unattended point-of-sale markets
o	Our objective with ePort Connect is to further extend our reach into the vending, kiosk, commercial laundry and office equipment markets.

All our products are generating exciting new business opportunities for our company.

We have developed an extraordinary value proposition, beginning with:
•	Greater ease and convenience for the consumer
•	Higher revenues for customers from credit card purchasing power
•	And, faster and more efficient data to help customers run their business better.

This is a value proposition USA Technologies can take all over the world.

We have 69 patents and many more pending relating to our technologies.

We also reduced the costs of our products, and passed the savings on to our customers.

Our “flagship” e-Port G6 now sells for a little over $400. It sold for $800 not that long ago.

We have everything needed to respond to today’s emerging market.

We took the risks. We invested aggressively.

We positioned the company in the markets where we saw the most opportunity.

Now, we are beginning to reap the rewards.

We are driving a long-term strategy for long-term growth with a sound business model of selling hardware for known returns, and receiving recurring revenue from service fees and credit card processing fees.

For the recurring revenue we do not have to invoice for our services, and just take our fees out of the electronic flow of funds. The flow of funds goes from the consumer, to our credit card processor to us within 72 hours. We take out our entitlement and electronically pay our customers.  It does not get any better.

Today, we are a company with open-ended possibilities.

Meeting the demands of today’s cashless, wireless networked world.

This is truly an exciting time for USA Technologies.
•	With rising sales
•	With the signing of more influential partners and customers.
•	Designing revolutionary new technologies and services.
•	Dominating the markets we currently serve.
•	And, expanding into new markets with unique products that respond to worldwide mega trends.

We are in large markets that are only now beginning to open up to cashless transactions.

And, markets that offer the potential for decades of growth.

There is so much to look forward to.

And, I have never been more optimistic about our future and thank you for all your support.

Now, here to give you further insight into how we intend to grow our business is Steve Herbert, our President and Chief Operating Officer.